Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Provides Fourth Quarter 2013 Revenue Guidance of $109 Million

INCLINE VILLAGE, NV, December 10, 2013 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced revenue guidance for the fourth quarter ending December 31, 2013, of approximately $109 million, as compared with actual revenue of $86 million for the fourth quarter of 2012, an approximate 27 percent increase.

The forecasted growth in revenues is driven by increased third quarter 2013 sales for Avastin®, Herceptin®, Lucentis®, Xolair®, Kadcyla®, Perjeta®, and Actemra® for which PDL receives royalties in the fourth quarter of 2013, along with the addition of the royalty payments from PDL’s purchase of Depomed’s diabetes-related royalties.

Queen et al. Royalties

Sales of Avastin®, Herceptin®, Lucentis®, Xolair®, Perjeta®, and Kadcyla® (the Genentech Products) are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States (ex-US manufactured and sold). The net sales thresholds and the applicable royalty rates for the Genentech Products are outlined below:

Genentech Products Made or Sold in US	Royalty Rate

Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and up to $2.5 billion	2.5%
Net sales between $2.5 billion and up to $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Genentech Products Made and Sold ex-US
Net sales	3.0%

The fourth quarter royalty payment received from Genentech included royalties based on worldwide sales.

Revenue guidance for the fourth quarter of 2013 is net of an estimated payment due under our February 2011 settlement agreement with Novartis AG (Novartis). PDL pays to Novartis certain amounts based on net sales of Lucentis, made by Novartis, during calendar year 2011 and beyond. The amount paid is less than we receive in royalties on such sales.

Reported worldwide sales for Avastin sales increased approximately 9 percent in the third quarter of 2013 when compared to the same period in 2012. Ex-U.S. manufactured and sold Avastin sales represented 39 percent of total Avastin sales in the third quarter of 2013 as compared with 40 percent in the third quarter of 2012.

Reported worldwide sales for Herceptin increased approximately 5 percent in the third quarter of 2013 when compared to the same period in 2012. Ex-U.S. manufactured and sold Herceptin sales represented 45 percent of total Herceptin sales in the third quarter of 2013 as compared with 35 percent in the third quarter of 2012.

Reported worldwide sales for Lucentis increased approximately 9 percent in the third quarter of 2013 when compared to the same period in 2012. All sales of Lucentis were from inventory produced in the United States.

Reported worldwide sales for Tysabri®, a Biogen Idec product, decreased approximately 1 percent for the third quarter of 2013 compared to the same period in 2012. Tysabri royalties are determined at a flat rate as a percentage of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

Depomed Royalties

Currently, the majority of the revenue from Depomed is related to royalties from the sales of Glumetza®. PDL generally recognizes royalty revenues from Glumetza in the month received by us, that is, royalty revenues are generally recognized one month following the month in which sales by the licensees occurred. PDL estimates that Depomed royalty revenues will be approximately $10 million for the fourth quarter of 2013, which primarily relates to royalties from the two months of sales of Glumetza in the fourth quarter of 2013 following PDL’s acquisition of the royalties.

About PDL BioPharma
PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, investing in new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL continues to pursue this strategic initiative for which it has already deployed approximately $500 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment.

For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;

•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus made or sold in the U.S.;

•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•
The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;

•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;

•	The outcome of pending litigation or disputes, including PDL’s current dispute with Genentech related to ex-U.S. sales of Genentech licensed products;

•	The change in foreign currency exchange rate;

•	Positive or negative results in PDL’s attempt to acquire income generating assets; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual report filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.